SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C.  20549


                                FORM 8-K

               CURRENT REPORT pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934

Date of Report   (Date of earlier event reported)  July 14, 1999


                        COVEST BANCSHARES, INC.
        (Exact name of Registrant as specified in its charter)


      Delaware               0-20160               36-3820609
    (State or other      (Commission File No.)    (IRS Employer
     jurisdiction of                                Number)
     Incorporation)


           749 Lee Street, Des Plaines, Illinois    60016
        (Address of principal executive offices)  (Zip Code)

(Registrant's telephone number, including area code)  847-294-6500



Item 5.  Other Events

On July 14, 1999, the Company issued a press release pertaining to Second Quarter 1999 results. The text of the press release is attached hereto as Exhibit 99.1.


Item 7.  Exhibit 99.1



                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 14, 1999


                          COVEST BANCSHARES, INC.

                          By:   /s/ James L. Roberts
                                James L. Roberts
                                President and
                                  Chief Executive Officer

                          By:   /s/ Paul A. Larsen
                                Paul A. Larsen
                                Executive Vice President and
                                  Chief Financial Officer


Exhibit 99.1


CoVest Bancshares, Inc. Announces Second Quarter Results

DES PLAINES, IL July 14, 1999 - CoVest Bancshares, Inc. (Nasdaq/COVB), the holding company for CoVest Banc N.A., Des Plaines, Illinois, announced today results for the second quarter ended June 30, 1999. Net income totaled $1,039,000, or $0.25 (basic) and $0.24 (diluted) earnings per share, versus net income for the three months ended June 30, 1998 of $972,000, or $0.23 (basic) and $0.21 (diluted) earnings per share.

For the first six months of 1999, the Company earned $1,825,000 versus $1,982,000 for the like period in 1998. This represents $0.44 (basic) and $0.42 (diluted) earnings per share versus $0.47 (basic) and $0.44 (diluted) earnings per share for the first six months of 1998.

Return on average assets and return on average equity during the second quarter were 0.77% and 8.96% respectively during 1999 compared to 0.68% and 8.12% in 1998. Return on average assets and average equity for the first six months of 1999 was 0.68% and 7.81% respectively compared to 0.68% and 8.24% in 1998.

Net interest income increased by $18,000 for the second quarter of 1999 compared to the second quarter of 1998, even though the Company had a $32 million decrease in average earning assets for the second quarter of 1999 versus the second quarter of 1998. During the fourth quarter of 1997, the Company entered into an arbitrage transaction and purchased mortgage backed securities utilizing $50 million in FHLB borrowings. The borrowings matured in November, 1998 and the securities were sold to repay the borrowings. The Company's net interest rate spread and margin averaged 2.69% and 3.08% respectively during the second quarter of 1999, a 19 and 15 basis point increase from 2.50% and 2.93% respectively during the second quarter of 1998. This represents increases of 8% in interest rate spread and 5% in net interest margin growth.

The provision for possible loan losses was $288,000 for the second quarter of 1999 versus $769,000 for the like period in 1998. This decrease, as well as the year to date decrease in the provision, is the result of the sale of the credit card portfolio late in 1998. During 1998, the Company experienced net loan losses from the credit card portfolio of $1.1 million out of total net chargeoffs of $1.2 million.

Non interest income decreased $368,000, or 23%, to $1,210,000 from the comparable quarter last year. The Company had no securities gains during the second quarter of 1999, but recognized $463,000 in securities gains during the second quarter of 1998. Without the effect of securities gains, non interest income increased $95,000 for the quarter ending June 30, 1999 versus 1998. Mortgage Center income increased by $26,000 to $495,000 in the second quarter of 1999 compared to $469,000 in the similar quarter in 1998. Other income increased by $108,000 during the second quarter of 1999 versus 1998. Of this total, $84,000 is due to reversal of contingency expenses associated with the sale of the credit card portfolio in the last quarter of 1998. Brokerage income decreased by $30,000 during the second quarter of 1999 compared to the second quarter of 1998.

Non-interest expense increased $40,000, or 1% for the second quarter of 1999 from the comparable quarter in 1998. Total compensation, commission, and benefit costs decreased $105,000 for the quarter ended
June 30, 1999 versus 1998. During the first quarter of 1999, certain employee positions were eliminated to bring operating costs more in line with the revenues of the Bank. Loan related expenses increased by $28,000 in the second quarter of 1999 as compared to the second quarter of 1998. Deposit related expenses declined by $34,000 in the second quarter of 1999 versus the second quarter of 1998 as a result of the implementation of additional controls to stem chargeback losses. In the second quarter of 1999, the Company recorded $40,000 in non recurring professional service fees. Increases in building occupancy expenses of $26,000 were offset by a similar decline in data processing expenses for the second quarter of 1999 compared to the second quarter of 1998.

At June 30, 1999, total non-performing assets amounted to $2 million, or 0.36% of total assets compared to $1 million, or 0.19% of total assets at December 31, 1998. Non performing assets as of June 30, 1999 included one commercial loan with a balance of $874,000. The remainder of the non performing assets are first mortgage loans in various stages of foreclosure and one parcel of other real estate owned.

At June 30, 1999, the allowance for loan losses was $4.5 million, or 264% of non-performing loans as compared to 422% coverage at December 31, 1998.

The Company's assets decreased 1% to $542 million as of June 30, 1999, from $549 million at December 31, 1998. Loans receivable declined 2% or $9 million to $393 million as of June 30, 1999 versus $402 million outstanding as of December 31, 1998. Mortgage loans declined $25 million as a result of continued refinancing activity, especially during the first quarter of 1999. This reduction was offset by a $24 million increase in multifamily loans outstanding. Deposits decreased 2% to $356 million as of June 30, 1999 compared to $365 million as of December 31, 1998.

Stockholders' equity in CoVest Bancshares, Inc. totaled $46.3 million at June 30, 1999. The number of common shares outstanding was 4,191,045 and the book value per common share outstanding was $11.05. The Company completed its 16th stock repurchase program on June 25, 1999; a total of 101,000 shares were repurchased at an average price of $14.42. The Company announced its 17th stock repurchase program on June 28, 1999, enabling the Company to repurchase 100,000 shares of its outstanding stock. No shares have been purchased yet as part of this latest program.

This release may contain forward looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely, or other indications that the particular statements are not based on facts but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements.




COVEST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
 financials in thousands, except per share

                              June 30, 1999    Dec 31, 1998  Change

Selected Financial Condition Data: (unaudited)

TOTAL ASSETS                   $  542,432    $  548,697       -1%
  Investment Securities           108,880        88,017       24%
  Loans Receivable, net           393,015       402,329       -2%
  Deposits                        355,524       364,535       -2%
  Stockholders' Equity             46,317        46,951       -1%

Selected Asset Quality Ratios:
  Total non-performing loans        1,722         1,021       69%
  Non-performing loans to Loans
    Receivable, Net                 0.44%         0.25%       73%
  Total non-performing assets       1,952         1,021       91%
  Non-performing assets to
    Total Assets                    0.36%         0.19%       93%
  Total Allowance for Loan Losses   4,545         4,312        5%
  Allowance for Loan Losses to
    non-performing loans            2.64x         4.22x      -37%




Three Months Ended June 30           1999          1998
Selected Income Data:           (unaudited)    (unaudited)
  Net Interest Income            $  3,990      $  3,972        0%
  Provision for loan losses           288           769      -63%
  Net Interest Income after
    provision for loan losses       3,702         3,203       16%
  Non-interest income               1,210         1,578      -23%
  Non-interest expense              3,344         3,304        1%
  Income before income taxes        1,568         1,477        6%
  Income tax expense                  529           505        5%
  Net income                     $  1,039      $    972        7%
  Earnings per share:
    Basic                           $0.25         $0.23        9%
    Diluted                         $0.24         $0.21       14%

Selected Operating Ratios:
  Return on Average Assets          0.77%         0.68%       13%
  Return on Average Equity          8.96%         8.12%       10%
  Operating expenses to
    average assets                  2.48%         2.31%        7%
  Net interest rate spread          2.69%         2.50%        8%
  Net interest rate margin          3.08%         2.93%        5%



Six Months Ended June 30             1999          1998
Selected Income Data:           (unaudited)    (unaudited)
  Net Interest Income            $  7,905      $  8,016       -1%
  Provision for loan losses           387         1,168      -67%
  Net Interest Income after
    provision for loan losses       7,518         6,848       10%
  Non-interest income               2,256         2,765      -18%
  Non-interest expense              7,017         6,596        6%
  Income before income taxes        2,757         3,017       -9%
  Income tax expense                  932         1,035      -10%
  Net income                     $  1,825      $  1,982       -8%
  Earnings per share:
    Basic                           $0.44         $0.47       -6%
    Diluted                         $0.42         $0.44       -5%

Selected Operating Ratios:
  Return on Average Assets          0.68%         0.68%        0%
  Return on Average Equity          7.81%         8.24%       -5%
  Operating expenses to
    average assets                  2.61%         2.27%       15%
  Net interest rate spread          2.68%         2.48%        8%
  Net interest rate margin          3.06%         2.90%        6%